Exhibit 99.1

Company Contact	Investor Relations
John Higgins	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	ina@lhai.com

CONNETICS REPORTS FIRST QUARTER PRODUCT REVENUES UP 41%

PALO ALTO, Calif. (April 28, 2003) — Connetics Corporation (Nasdaq: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced financial results for the three month period ended March 31, 2003.

Product revenues for the first quarter of 2003 rose 41% to $14.3 million, up from product revenues of $10.1 million for the first quarter of 2002. Sales of OLUX® during the 2003 first quarter were $9.9 million, a 45% increase over the comparable quarter last year. Sales of Luxiq® during the 2003 first quarter were $4.4 million, up 32% over the comparable quarter last year. Contract and royalty revenues for the first quarter of 2003 were $1.0 million, compared with $1.4 million for the first quarter of 2002. Total revenues for the first quarter of 2003 increased 33% to $15.3 million, compared with total revenues of $11.5 million for the first quarter of 2002.

Primarily as a result of Connetics’ continuing work on pipeline products and the accelerated pace of clinical trials, research and development expenses for first quarter of 2003 increased to $8.5 million, from $4.9 million in the first quarter of 2002. Selling, general and administrative costs increased to $10.7 million in the first quarter of 2003, from $9.2 million in the first quarter of 2002.

Connetics reported a net loss for the 2003 first quarter of $5.4 million, or $0.17 per share, compared with a net loss of $3.2 million, or $0.10 per share, in the 2002 first quarter. At March 31, 2003, cash, cash equivalents and short-term investments totaled $28.9 million.

“This quarter, we made considerable progress with our development programs and continued toward our goal of turning profitable later this year,” said Thomas G. Wiggans, President and Chief Executive Officer. “During the quarter, we enjoyed continued revenue growth with our two commercial products. We also launched the new expanded label for OLUX, which we believe will further drive revenue in the second half of 2003. Importantly, we made tremendous progress in new product development. We are on schedule for achieving our patient enrollment goals for Actiza™ and Velac®, and for submitting an NDA for Extina™ in mid-year, as announced last week.”

This quarter, the Company also continued to expand its commitment to the training of new dermatologists. Connetics recently launched OPIS™, a computer-based and personal digital assistant-based software program specifically designed to help dermatology residents track surgical procedures. Connetics sponsored the development and launch of the pilot program for OPIS, which is the first software program of its kind for dermatology residents.

Full-Year 2003 Revenue Guidance
Connetics re-affirmed its 2003 financial guidance that product sales are expected to be between $62 million and $65 million, and total revenues (which includes royalties and contract payments) are expected to be between $65 million and $68 million. Connetics projects combined SG&A and R&D expenses for 2003 will be between $67 million and $69 million. Connetics anticipates it will achieve profitability in the second half of 2003, driven by continued positive prescription trends for the Company’s core products OLUX® and Luxíq®.

Conference Call
Connetics will host a conference call to discuss first quarter results today beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). In that call, Company executives will also update investors on various operating issues, including an update on sales and marketing initiatives, and status of clinical trials and regulatory matters. To participate in the live call by telephone in the U.S., please call 888-328-2575. To access the call from outside the U.S., please call +706-643-0459. The conference call will also be broadcast live over the Internet: follow the Investor Relations link at www.connetics.com.

A telephone replay will be available for 48 hours beginning on April 28, 2003 at 9:00 p.m. Eastern Time. To access the replay from the U.S., please call 800-642-1687. To access the replay from outside of the U.S., please call +706-645-9291. Enter the conference ID # 9635351. The call also will be available for replay for 30 days on Connetics’ web site at www.connetics.com.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxíq® (betamethasone valerate) Foam, 0.12%. The Company also is developing Extina™, a foam formulation of the antifungal drug ketoconazole, Actiza™, a foam formulation of clindamycin for treating acne, and Velac® Gel, a combination of clindamycin and tretinoin for treating acne. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit www.connetics.com, or send an e-mail to ir@connetics.com.

This news release includes forward-looking statements, and predictions, including statements about continued revenue growth, projected 2003 product and total revenues, projected 2003 expenses, projected timing to achieve profitability, the market potential of certain products and product candidates and the projected filing of the NDA for Extina. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that product sales may not increase, that physicians may not prescribe its products in the amounts anticipated, that development of product candidates in the Company’s pipeline may not succeed, and that clinical trials may not go forward as planned. The actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year.

CONNETICS CORPORATION

Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,

	2003	2002

Revenues:
Product	$14,311	$10,140
Contract and royalty	1,000	1,391

Total revenues	15,311	11,531
Operating costs and expenses:
Cost of product revenues	1,072	675
Research and development	8,451	4,929
Selling, general and administrative	10,682	9,172
Depreciation and amortization	588	520

Total Operating costs and expenses	20,793	15,296
Net interest and other income	178	355
Gain on sale of investments	0	18
Income tax benefit (expense)	(77)	224

Net loss	$(5,381)	$(3,168)

Basic Earnings Per Share
Net loss per share	$(0.17)	$(0.10)

Shares used to calculate basic net loss per share	31,286	30,496

Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31,	December 31,
	2003	2002

Assets
Assets:
Cash, cash equivalents and short-term investments	$28,884	$33,788
Accounts receivables and other current assets	3,799	6,111
Property and equipment, net	5,754	5,860
Other long-term assets	13,495	13,794

Total assets	$51,932	$59,553

Liabilities and Stockholders’ Equity
Liabilities and stockholders’ equity:
Current liabilities	$11,168	$14,414
Other liabilities	362	396
Stockholders’ equity	40,402	44,743

Total liabilities and stockholders’ equity	$51,932	$59,553